Exhibit 99.1

PRESS RELEASE

For more information, contact:
Wallace D. Ruiz, Chief Financial Officer	FOR IMMEDIATE RELEASE
SRI/Surgical Express, Inc.
(813) 891-9550

SRI SURGICAL REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2006

TAMPA, FL— Monday, March 5, 2007 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of strategic sourcing solutions for the healthcare industry, today announced financial results for its fourth quarter and year ended December 31, 2006.

For the fourth quarter of 2006, SRI Surgical reported total revenue of $23.8 million, an increase of $1.1 million over the fourth quarter of 2005. Net loss for the fourth quarter of 2006 was $634,000 or $0.10 per basic and diluted common share compared to a net income for the fourth quarter of 2005 of $69,000 or $0.01 per basic and diluted common share. Revenues for the fiscal year ended December 31, 2006 were $93.8 million, compared to $91.7 million for the fiscal year ended December 31, 2005. Net loss for the fiscal year ended December 31, 2006 was $1,953,000 or $0.31 per basic and diluted common share compared to a net income of $393,000, or $0.06 per basic and diluted common share for the fiscal year ended December 31, 2005. The net loss for the fourth quarter and fiscal year included an expense of $807,000 to engage a global management-consulting firm to conduct an in-depth business assessment and develop specific plans to optimize performance and growth.

SRI Surgical Chairman John Simmons stated, “In 2006, we expanded our sales force and related expenses, but failed to generate sufficient sales and gross profit to offset those expenses. In 2007, we will be implementing process changes in sales and customer service as well as rolling out proven operations improvements in our Tampa facility to our other nine plants”.

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its fourth quarter results on Monday, March 5, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 866.356.3093 (International dial 617.597.5381) and enter the passcode 43313769. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 7:00 p.m. March 5 until March 12, 2007, by dialing 888.286.8010 (International dial 617.801.6888) and using the passcode 88772536. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wallace Ruiz, Sr. Vice President and CFO
SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues	$23,797	$22,682	$93,831	$91,734
Cost of revenues	17,924	16,975	71,534	68,554

Gross profit	5,873	5,707	22,297	23,180

Distribution expenses	1,774	1,590	6,327	6,261
Selling and administrative expenses	4,681	3,684	17,574	15,092

Income (loss) from operations	(582)	433	(1,604)	1,827

Interest expense, net	292	341	1,206	1,197

Income (loss) before income taxes	(874)	92	(2,810)	630

Income tax expense (benefit)	(240)	23	(857)	237

Net income (loss)	$(634)	$69	$(1,953)	$393

Basic earnings (loss) per common share	$(0.10)	$0.01	$(0.31)	$0.06

Weighted average common shares outstanding, basic	6,339	6,320	6,338	6,277

Diluted earnings (loss) per common share	$(0.10)	$0.01	$(0.31)	$0.06

Weighted average common shares outstanding, diluted	6,339	6,388	6,338	6,311

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

(unaudited)

	As of December 31, 2006	As of December 31, 2005
Cash and cash equivalents	$283	$653
Accounts receivable, net	11,390	11,354
Inventories, net	6,715	6,598
Prepaid expenses and other assets, net	2,641	1,671
Reusable surgical products, net	20,954	22,416
Property, plant and equipment, net	32,371	33,740

Total assets	$74,354	$76,432

Notes payable to bank	$2,497	$3,229
Accounts payable	6,863	5,550
Accrued expenses	4,326	4,152
Mortgage payable	4,524	4,763
Bonds payable	7,720	8,380
Obligations under capital lease	—	6
Deferred tax liability, net	1,706	2,269

Total liabilities	27,636	28,349

Shareholders’ equity	46,718	48,083

Total liabilities and shareholders’ equity	$74,354	$76,432